UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  October 31, 2006

GAINSCO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas

(State or Other Jurisdiction of Incorporation)

001-09828	75-1617013
(Commission File Number)	(IRS Employer Identification No.)

3333 Lee Parkway
Suite 1200
Dallas Texas	75219
(Address of Principal Executive Offices)	(Zip Code)

(972) 629-4400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

Letter Agreement Regarding Private Placement of Trust Preferred Securities

On October 31, 2006, the Company entered into a letter agreement with Cohen & Company (the “Placement Agent”) regarding the Placement Agent’s arrangement of a private placement under Rule 144A under the Securities Act of 1933, as amended, of approximately $18 million of trust preferred securities of a trust to be formed by the Company (the “Trust”).  The trust preferred securities are expected to mature 30 years following issuance, be redeemable at the Company’s option beginning five years after issuance and require quarterly distributions by the Trust to the holders of the trust preferred securities at a rate equal to the three-month LIBOR rate plus 3.75%.  Concurrently, the Company expects to guarantee certain payments made on the trust preferred securities and to purchase all of the common securities of the Trust pursuant to a purchase agreement containing customary terms and conditions.  Interest on the trust preferred securities may be deferred at any time or from time to time for a period not exceeding 20 consecutive quarterly payments.

There is no assurance that this transaction will be consummated on acceptable terms or at all.  Neither the Placement Agent nor any of its representatives have any obligation to purchase or place any of the securities and may in their sole discretion choose to terminate any potential transaction.  The Company may in its sole discretion choose to terminate the letter agreement and any potential transaction, subject to its obligation to pay the fees and expenses set forth in the letter agreement.

Litigation Settlement

On October 31, 2006, GAINSCO, INC. (the “Company”) and the plaintiffs in the lawsuit styled, “Earl Culp, on behalf of himself, and all others similarly situated, Plaintiff, v. GAINSCO, INC., Glenn W. Anderson, and Daniel J. Coots, Defendants,” Civil Action No. 4:04-CV-723-Y, in the United States District Court for the Northern District of Texas, Fort Worth Division (the “Court”), entered into a Stipulation of Settlement (the “Stipulation”), which was filed with the Court on the same date.  Pursuant to the Stipulation, the plaintiff class members (the “Settlement Class”), which would be certified for settlement purposes only, will be provided notice of the Stipulation, the general terms of the settlement, the proposed plan of allocation, the general terms of the fee and expense application with respect to payment of the plaintiffs’ lead counsel’s attorneys’ fees and reimbursement of expenses and the date of the settlement hearing.

The Company and the other defendants entered into the Stipulation to resolve the matter and have denied expressly and continue to deny all charges of wrongdoing or liability against them in the lawsuit.  There has been no adverse determination by the Court against the Company or any of the other defendants in the lawsuit.

Pursuant to the Stipulation, a settlement fund of $4.0 million, plus any accrued interest (the “Settlement Fund”), will be created (i) to pay plaintiffs’ counsel’s attorneys’ fees, expenses and costs with interest if and to the extent allowed by the Court; (ii) to pay costs and expenses incurred in connection with providing and processing the notices and administering and distributing the Settlement Fund; (iii) to pay taxes and tax expenses, and (iv) to distribute the balance of the Settlement Fund to authorized claimants under the Stipulation.  The Stipulation is subject to Court approval and other usual and customary conditions.  The settlement contains provisions that allow the defendants to terminate the settlement if members of the Settlement Class who purchased more than a specified percentage of common stock that would otherwise be part of the Settlement Class timely and validly request exclusion from the Settlement Class.

The costs of funding the settlement set forth in the Stipulation are to be paid by the Company’s insurance carrier, and the Company does not expect to incur any material expenses related to the settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2006	GAINSCO, INC.

/s/ Glenn W. Anderson
Glenn W. Anderson
President and Chief Executive Officer